Exhibit 99.1

FOR IMMEDIATE RELEASE

June 1, 2011

Beth A. Ardoin, Director of Communications (337) 521-4701 bardoin@iberiabank.com John R. Davis, Senior Executive Vice President (337) 521-4005 jdavis@iberiabank.com	James M. Hudson, Chairman of Southeast Louisiana Region (504) 832-9152 jim@omnibk.com Roy M. Raftery, Jr., Chairman of Lake Charles Region (337) 312-7050 rraftery@csbbanking.net

IBERIABANK Corporation Announces the Completion of Acquisitions of OMNI

BANCSHARES, Inc. and Cameron Bancshares, Inc.

•	Low-risk, in-market acquisitions providing increased distribution and scale in key markets

•	Enhances IBERIABANK’s ability to compete and capitalize on market dislocation

•	Significant synergies and growth opportunities

•	Strong cultural and business fit dramatically reduces risk

•	Attractive deployment of excess capital

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC) (“IBERIABANK”), holding company of the 124-year-old IBERIABANK (www.iberiabank.com) announced the completion of the acquisitions of OMNI BANCSHARES, Inc. (“OMNI”), the holding company of Metairie, Louisiana-based OMNI BANK and Cameron Bancshares, Inc. (“Cameron”), the holding company of Lake Charles, Louisiana-based Cameron State Bank. The acquisitions, including mergers of the subsidiary banks with and into IBERIABANK, were completed after the close of business on May 31, 2011.

The Company anticipates converting the branch and operating systems of OMNI to IBERIABANK’s operating systems within the next three weeks. Similarly, the branch and operating systems of Cameron are expected to convert to IBERIABANK’s operating platform prior to the end of July, 2011.

“We welcome the shareholders, clients, and associates of OMNI and Cameron to our Company,” said Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK. He continued, “The banking industry continues to face many challenges and opportunities. We are fortunate to be well positioned for this operating environment and extremely pleased to partner with terrific organizations such as OMNI and Cameron.”

James M. Hudson, Chairman and Chief Executive Officer of OMNI, was named Chairman of the Southeast Louisiana region for IBERIABANK. Roy M. Raftery, Jr., President and Chief Executive Officer of Cameron, was named Chairman of the Lake Charles region for IBERIABANK.

Shareholders of OMNI will receive 0.3313 share of IBERIABANK common stock per share of OMNI common stock. The stock issuance is valued at approximately $40 million in the aggregate, based on 2.1 million shares of OMNI common stock outstanding and IBERIABANK’s closing stock price of $58.75 per share on May 31, 2011. In addition, approximately $24 million of OMNI trust preferred and holding company debt was assumed in the acquisition.

Shareholders of Cameron will receive 3.464 shares of IBERIABANK common stock per share of Cameron common stock. The stock issuance is valued at approximately $139 million in the aggregate, based on 688,404 shares of Cameron common stock outstanding. Cameron had no holding company debt outstanding at the date of acquisition.

IBERIABANK expects the transactions to be accretive to net income and earnings per share upon attaining estimated synergies and excluding estimated one-time and merger-related costs. Estimated synergies are expected to be fully achieved by the second half of 2012.

IBERIABANK Corporation

IBERIABANK is a financial holding company with 256 combined offices, including 177 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 24 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 54 locations in 12 states, and one office of Iberia Capital Partners, L.L.C.

With the completion of the acquisitions, the Company had total assets of approximately $12 billion on a pro forma basis at March 31, 2011.

IBERIABANK’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” IBERIABANK’s market capitalization upon closing the acquisitions was approximately $1.8 billion, based on the NASDAQ closing stock price on May 31, 2011.

The following 12 investment firms currently provide equity research coverage on IBERIABANK:

•	B. Riley & Company

•	FIG Partners, LLC

•	Guggenheim Partners

•	Keefe, Bruyette & Woods

•	Morgan Keegan & Company, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. All forward-looking statements are subject to risks and uncertainties that could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance include, but are not limited to: (1) changes in general, national or regional economic conditions; (2) unprecedented volatility in the global economy; (3) risk that the future business operations of IBERIABANK Corporation will not be successful; (4) risk that we will not realize all of the anticipated benefits from our acquisitions of OMNI BANCSHARES, Inc. and Cameron Bancshares, Inc.; (5) risk that the businesses of IBERIABANK Corporation and OMNI BANCSHARES, Inc. and Cameron Bancshares, Inc. may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (6) failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner; (7) changes in interest rates or credit availability; (8) credit risk of our customers; (9) effects of the on-going correction in residential real estate prices and reduced levels of home sales; (10) changes in accounting and government regulations and legislation; (11) sufficiency of our allowance for loan losses; (12) geographic concentration of our markets and economic conditions in these markets; (13) risk that other governmental and regulatory approvals required for the merger may not be obtained; and (14) other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, our 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission. All forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. IBERIABANK Corporation does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.